Exhibit 99.1

Sound Community Bank Acquires Port Angeles and Tacoma Branches of 1st Security Bank of Washington

SEATTLE--(BUSINESS WIRE)--September 1, 2009--Sound Community Bank, a subsidiary of Sound Financial Inc. (OTCBB:SNFL), announced today that it completed its acquisition of the Tacoma Office of 1st Security Bank of Washington located at 2941 South 38th Street and the Port Angeles Office of 1st Security Bank of Washington located at 1405 E. Front Street.

The combined deposit accounts acquired by Sound Community Bank at both branches totaled $33.6 million. At June 30, 2009, Sound Financial, Inc. had total assets of $324.4 million, total deposits of $254.9 million and stockholders’ equity of $25.5 million.

Sound Community Bank President and CEO Laurie Stewart commented, “We’re absolutely delighted to have the 1st Security customers join us. These acquisitions give our Company the size and scale to provide even greater service and to have a real impact in these communities.”

The operations of the acquired Port Angeles Office have been moved to Sound Community Bank’s new branch location at 110 North Alder Street in Port Angeles. The Company plans to move the operations of its Lakewood Towne Center branch to the new Tacoma branch location during the fourth quarter of 2009.

Sound Community Bank is a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Community Bank - Media:
Scott Boyer, 206-448-0884 x-312
or
Sound Community Bank - Financial:
Matt Deines, 206-448-0884 x-305